Exhibit 10.1

AGREEMENT AND PLAN OF MERGER
AMONG
INNOVATIVE FOOD HOLDINGS, INC., THE FRESH DIET, INC., AND
FD ACQUISITION CORP.

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 15, 2014, among Innovative Food Holdings, Inc., a Florida corporation (“Parent”), The Fresh Diet, Inc., a Florida corporation (“FD”), and FD Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) in connection with the transactions contemplated hereby.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, FD and Merger Sub have (i) determined that it is in the best interest of such corporations and their respective stockholders to consummate the Merger (as hereinafter defined), and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Parent, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Florida Business Corporation Act (the “FBCA”) and the Bylaws of the Merger Sub;

WHEREAS, a sufficient number of stockholders of FD have approved this Agreement, the Merger and the other transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the FBCA and the Bylaws of FD;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of common stock of FD shall be converted into the right to receive upon Closing (as hereinafter defined) and thereafter, the Merger Consideration (as hereinafter defined) in the event the shareholders follow the procedures described herein;

WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and intend that the Merger and the other transactions contemplated by this Agreement be undertaken pursuant to such plan; and

WHEREAS, the parties to this Agreement intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that the Parent, FD and the Merger Sub will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code with respect to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

1.1       The Merger.  At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the FBCA, Merger Sub shall be merged with and into FD (the “Merger”), the separate corporate existence of Merger Sub shall cease and FD shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent (the “Surviving Corporation”).

1.2       Effective Time.  The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place virtually (i.e., through electronic transmission of signature pages) at a time and date to be specified by the parties, but in no event later than two (2) business days following the satisfaction or waiver of the conditions set forth in Article VI hereof.  The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger or like instrument (a “Certificate of Merger”) with the Secretary of State of the State of Florida, in accordance with the relevant provisions of the FBCA (the time at which the Merger has become fully effective is referred to herein as the “Effective Time”).

1.3       Effect of the Merger.

(a)           At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the FBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of FD and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of FD and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation and the Shareholders Agreement (as defined below) shall terminate.

(b)           Immediately prior to or at the Effective Time, the properties and assets of Merger Sub will be free and clear of any and all encumbrances, charges, claims, equitable interests, liens, options, pledges, security interests, mortgages, rights of first refusal or restrictions of any kind and nature (collectively, the “Encumbrances”), other than those Encumbrances set forth in the Parent Financial Statements (as defined below) or, as to Parent, which would not reasonably be expected to have a Parent Material Adverse Effect (as defined below).

(c)           Immediately prior to or at the Effective Time, the properties and assets of FD will be free and clear of any and all Encumbrances, other than those Encumbrances set forth in the FD Financial Statements (as defined below) or which would not reasonably be expected to have a FD Material Adverse Effect (as defined below).  Immediately prior to the Effective Time any rights of various FD shareholders to receive portions of FD’s EBITDA shall be completely transferred to the Parent.

(d)   At the Effective Time, the certificate of incorporation of FD as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the FBCA and the terms of such certificate of incorporation.

(e)           The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, until thereafter amended in accordance with the FBCA and the terms of the certificate of incorporation of the Surviving Corporation and such bylaws, provided however that such certificate of incorporation and bylaws shall also provide for director and officer indemnification to the broadest extent allowed under Florida law.

(f)           The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the FBCA and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(g)           The officers of FD immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

(h)           Each of the shareholders and/or members of FD Management (consisting of Raj Rawal, Vojkan Dimitrijevic, Asif Syed, Zalmi Duchman and Roy Heggland) believe that the terms of the Shareholders Agreement shall not be an impediment to the Closing of the Merger and the related transactions described herein.  All of the facts described in the Letter from Tandem Legal Group LLC dated July 18, 2014 and addressed to FD’s Board of Directors (referenced in Schedule 2.3) are true and correct in all respects.

1.4           Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, FD and Merger Sub or the holders of any of the following securities, the following shall occur:

(a)           Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be automatically converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)          Conversion of FD Capital Stock.  Each share of common stock, no par value per share, of FD (the “FD Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically converted, subject to the terms hereof, including without limitation, compliance with the submission of the required paperwork described in Section 1.5 below, into a number of shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”) equal to the Merger Ratio (as defined below) (the aggregate shares of Parent Common Stock is also hereinafter referred to as the “Merger Consideration”).  The term “Merger Ratio” shall mean that ratio equal to 10,000,000 divided by the number of shares of FD Capital Stock (as defined below) (which, for purposes of calculating the Merger Ratio, the FD Capital Stock shall include all of FD’s outstanding warrants, options and other securities that are exercisable or exchangeable for, or convertible into, shares of FD Capital Stock).  This provision shall not apply to Appraisal Shares (as defined below).

(c)           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of FD Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person (as defined below) who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 607.1302 of the FBCA (“Section 1302”) shall not be converted into Merger Consideration as provided in Section 1.4(b), but rather the holders of Appraisal Shares shall be entitled to seek payment of the fair market value of such Appraisal Shares in accordance with Section 1302; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 1302, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration as provided in Sections 1.4(b) and 1.5.  The Merger Ratio shall be adjusted to reflect any Appraisal Shares by reducing the aggregate Merger Consideration by the number of shares of Parent Common Stock otherwise allocated to the Appraisal Shares. For purposes hereof, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including any Governmental Entity (as defined below).

(d)           Fractional Shares.  No fraction of a share of Parent Common Stock will be issued by virtue of the Merger.  In lieu thereof any fractional share will be rounded to the nearest whole share of Parent Common Stock (with 0.5 being rounded up).

1.5           Surrender of Certificates.

(a)           Subject to the procedures described below, promptly after the Effective Time, Parent shall make available in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.4(b) in exchange for outstanding shares of FD Common Stock.

(b)           Promptly after the Effective Time, Parent shall mail, or cause the transfer agent and registrar for the Parent Common Stock to mail, to each holder of record as of the Effective Time of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of FD Common Stock (the “Certificates”) (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Parent, and the acknowledgment of the holder that such holder has approved all of the terms of the Merger contained herein, as well as the structure of the Merger described herein, as a shareholder of FD and where applicable, also as a director of FD, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock pursuant to Section 1.4(b).  Upon surrender of Certificates for cancellation to the Parent, together with such letter of transmittal and the Proxy (as defined below), each duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of FD Common Stock were convertible pursuant to Section 1.4(b), and the Certificates so surrendered shall forthwith be canceled.  Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the potential right to ownership of the number of whole shares of Parent Common Stock into which such shares of FD Common Stock are convertible (including no voting, notice or other rights associated with the ownership of such shares of Parent Common Stock under the articles or certificate of incorporation or bylaws of Parent or under the FBCA).

(c)           If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or (ii) established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.  In addition, such transferring stockholder shall acknowledge that upon such transfer neither the Surviving Corporation nor IVFH shall have any obligations to it or the transferee arising from the prior ownership of the FD Common Stock and neither the transferring owner or transferee of the FD Common Stock shall have any further rights with respect to such FD Common Stock except delivery of the appropriate number of shares of Parent Common Stock to the transferee upon the submission of the appropriate paperwork pursuant to this Section 1.5.

(d)           Notwithstanding anything to the contrary in this Section, neither the Parent nor the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or FD Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.6           No Further Ownership Rights in FD Common Stock.  All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of FD Common Stock, and all rights, duties and obligations with respect to such shares of FD Common Stock shall be extinguished (other than appraisal rights as provided by the FBCA) including without limitation those arising from the Shareholders Agreement of FD dated as of September 26, 2013 (the “Shareholders Agreement”).  After the Effective Time, there shall be no further registration of transfers on the records of Surviving Corporation of shares of FD Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to Surviving Corporation for any reason, they shall be canceled and exchanged as provided herein, provided the terms of Section 1.5 have been complied with.

1.7           Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Parent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of FD Common Stock represented by such Certificates were converted pursuant hereto; provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct or otherwise provide indemnity against any claim that may be made against Parent or Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.8           Tax Treatment.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.  Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations (the “Regulations”).  Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.9           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation (and/or its successor in interest) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of FD and Merger Sub, the officers and directors of Parent and the Surviving Corporation shall be fully authorized (in the name of Merger Sub, FD and otherwise) to take all such necessary action.

1.10         Restrictions on Transfer; Legends.  In addition to any restrictions on transfer or volume limitations on sales, any shares of Parent Common Stock issued in the Merger will not be transferable except (a) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or (b) upon receipt by Parent of a written opinion of counsel reasonably satisfactory to Parent that is knowledgeable in securities laws matters to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws.  Restrictive legends must be placed on all certificates representing Merger Consideration, substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.  THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.”

“UNTIL [insert date which is 18 months from the Effective Date for FD shareholder-employees  and 12 months for all others] THESE SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER PURSUANT TO THE TERMS OF A LOCKUP  AGREEMENT DATED AUGUST 15, 2014.”

“THESE SECURITIES ARE SUBJECT TO VOLUME LIMITATIONS ON SALES.”

“THESE SECURITIES HAVE RESTRICTED VOTING RIGHTS AND MAY BE SUBJECT TO THE TERMS OF A PROXY ON FILE IN THE COMPANY’S EXECUTIVE OFFICE.”

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF FD

Except as set forth in the corresponding sections or subsections of the letter of exceptions delivered to Parent by FD on or prior to entering into this Agreement and incorporated herein by this reference as Exhibit A (the “FD Schedule”), FD hereby represents and warrants to Parent and Merger Sub that:

2.1           Organization of FD.  FD is a corporation duly organized, validly existing and in good standing under the laws of Florida; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a FD Material Adverse Effect.  As used in this Agreement, the term “FD Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of FD, or on the ability of the FD to consummate the transactions contemplated by this Agreement; it being understood, however, that FD’s continuing incurrence of losses, as long as such losses are in the ordinary course of business shall not, alone, be deemed to be a FD Material Adverse Effect.  Except as disclosed in Schedule 2.1, FD has no subsidiaries. FD has delivered or made available to Parent a true and correct copy of the certificate of incorporation and bylaws of FD, each as amended to date (the “FD Charter Documents”), and each such instrument is in full force and effect.  FD is not in violation of any of the provisions of the FD Charter Documents.

2.2           FD Capital Structure.

(a)           The authorized, issued and outstanding shares of capital stock of FD (the “FD Capital Stock”) as of the date hereof are set forth on Schedule 2.2(a). All issued and outstanding shares of FD Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights, and, except as contained in the Shareholders Agreement, are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Other than as described on Schedule 2.2(a), FD has no other equity securities or securities containing any equity features that are authorized, issued or outstanding. Except as set forth in Schedule 2.2(a) hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by FD and there are no rights, subscriptions, warrants, options, securities (including convertible notes), conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from FD any shares of capital stock or other securities of FD of any kind. Except as set forth on Schedule 2.2(a), there are no agreements or other obligations (contingent or otherwise) which may require FD to repurchase or otherwise acquire any shares of its capital stock.

(b)           Schedule 2.2(b) contains a list of the names, addresses and tax identification numbers of the holders of record as of the date of this Agreement of all issued and outstanding shares of FD Common Stock and the number of shares of FD Common Stock each of them holds.

(c)           FD does not own, and is not a party to any contract to acquire, any equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any other entity. To FD’s knowledge, except as contained in the Shareholders Agreement, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of FD.

2.3           Authority.

(a)           FD has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of FD.  No “control share acquisition”, state takeover statute or similar statute or regulation applies or purports to apply to FD with respect to this Agreement, the Merger or the transactions contemplated hereby or thereby.

(b)           This Agreement has been duly executed and delivered by FD and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of FD, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity.  The execution and delivery of this Agreement by FD does not, and the performance of this Agreement by FD will not (i) conflict with or violate the FD Charter Documents, (ii) subject to compliance with the requirements set forth in Section 2.3(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to FD or by which its or any of its respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair or alter the rights of any party under, or to FD’s knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of FD pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FD is a party or by which FD or its or any of its respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a FD Material Adverse Effect or prevent or delay consummation of the Merger in any material respect or otherwise prevent FD from performing its obligations under this Agreement in any material respect.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required by or with respect to FD in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of Florida, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a FD Material Adverse Effect.

2.4           FD Financial Statements.  FD has provided to Parent an unaudited balance sheet of FD as of May 31, 2014 (the “FD Balance Sheet”), together with the related statements of income for the period from January 1, 2014 to May 31, 2014  (the “FD Financial Statements”), which FD Financial Statements are attached hereto as Exhibit B.  The FD Financial Statements (including, in each case, any related notes thereto) fairly present and will fairly present the financial position of FD as of the respective dates thereof and the results of its operations and stockholder equity for the periods indicated.  Except as disclosed in the FD Financial Statements, FD does not have any Liabilities of a nature required to be disclosed by U.S. Generally Accepted Accounting Principles (“GAAP”) and which are, individually or in the aggregate, material to the business, results of operations or financial condition of FD.  For purposes hereof, “Liabilities” shall mean any and all liabilities, accounts payable, debts, adverse claims, duties, responsibilities and obligations of every kind or nature, whether accrued or unaccrued, known or unknown, direct or indirect, absolute or contingent, liquidated or unliquidated and whether arising under, pursuant to or in connection with any contract, tort, strict liability or otherwise.

2.5           Absence of Certain Changes or Events.  Except as contemplated by this Agreement, since the date of the FD Balance Sheet, FD has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that, individually or in the aggregate, has had or is reasonably likely to have a FD Material Adverse Effect; (ii) any material damage or loss with respect to any material asset or property used by FD; (iii) any dether distribution to stockholders of FD; (iv) any change by FD in accounting principles, practices or methods; or (v) any increase in the compensation payable or that could become payable by FD to officers or key employees.

2.6           Litigation.  Except as disclosed on Schedule 2.6, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of FD, threatened against FD, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

2.7           No Brokers or Finders.  There are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of FD.

2.8           Tax Matters.

(a) (i) FD has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (the “FD Returns”), required to be filed or sent by it in respect of any Taxes (as defined below) or required to be filed or sent by it to any taxing authority having jurisdiction; (ii) all such FD Returns are complete and accurate in all material respects; (iii) FD has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) FD has established on the FD Balance Sheet reserves that are adequate for the payment of any Taxes not yet due and payable; and (v) FD has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws). For purposes hereof, “Taxes” means (i) all U.S. federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, exercise, severance, stamp occupation, property and estimated taxes, customs, duties, fees and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any government authority in connection with any item described in (i) or (ii) payable by reason of written agreement, assumption, successor or transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under applicable law) or otherwise.

(b) Except as disclosed on Schedule 2.8(b), there are no liens for Taxes upon any assets of FD, except liens for Taxes not yet due.

(c) No deficiency for any Taxes has been proposed, asserted or assessed against FD that has not been resolved and paid in full or is not being contested in good faith. Except as disclosed in Schedule 2.8(c), no waiver, extension or comparable consent given by FD regarding the application of the statute of limitations with respect to any Taxes or FD Returns is outstanding, nor is any request for any such waiver or consent pending. Except as disclosed in Schedule 2.8(c), there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or FD Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to FD by any Taxing authority regarding any such Tax audit or other proceeding, or, to the knowledge of FD, is any such Tax audit or other proceeding threatened with regard to any Taxes or FD Returns. FD does not expect the assessment of any additional Taxes of FD for any period prior to the date hereof and has no knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of FD which would exceed the estimated reserves established on its books and records.

(d) Except as set forth on Schedule 2.8(d), FD is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by FD not to be deductible (in whole or in part) under Section 280G of the Code. FD is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by FD with respect to Taxes. FD is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. FD has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. Schedule 2.8(d) contains a list of all jurisdictions in which FD is required to file any FD Return and no claim has been made by a taxing authority in a jurisdiction where FD does not currently file FD Returns that FD is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of FD. FD has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. FD is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes. FD has not filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any Person.

(e) FD has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f)  Except as set forth on Schedule 2.8(f), FD has not requested any extension of time within which to file any FD Return, which return has not since been filed. No deficiency for any Taxes been proposed, asserted or assessed against FD that is being contested in good faith.

2.9           Contracts and Commitments.

(a)           Schedule 2.9 hereto lists the following agreements, whether oral or written, to which FD is a party, which are currently in effect, and which relate to the operation of FD’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, employee or other Person on a full-time or consulting basis or relating to severance pay for any such Person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of FD Common Stock or the election of directors of FD; (viii) promissory note, agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of FD; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which FD is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $50,000; (xi) lease or agreement under which FD is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $50,000; (xii) contract which prohibits FD from freely engaging in business anywhere in the world; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by FD in connection with the intellectual property rights listed in Schedule 2.19(b) hereto; (xiv) contract or commitment for capital expenditures in excess of $50,000; (xv) agreement for the sale of any capital asset; (xvi) non-compete agreements; or (xvi) any other agreement which is either material to FD’s business or was not entered into in the ordinary course of business.

(b)           To FD’s knowledge, FD has performed, in all material respects, the obligations required to be performed by it in connection with the contracts or commitments it is a party to or obliged to perform, including without limitation those required to be disclosed in Schedule 2.9 hereto (except as disclosed in Schedule 2.9 hereto) and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; FD has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and FD has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

2.10         Compliance with Laws; Permits.

(a)           Except for any noncompliance that would not reasonably be expected to have a FD Material Adverse Effect, FD and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, food preparation, storage and delivery, minimum wages and overtime, unemployment and building and zoning codes, and no claims have been filed against FD, and FD has not received any written notice, alleging a violation of any such laws, regulations or other requirements. FD is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Parent after it acquires FD’s properties, assets and business.

(b)           FD has, in full force and effect, all material licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety and food preparation, storage and delivery) necessary to conduct its business and operate its properties (collectively, the “FD Permits”), except for such FD Permits which would not, individually or in the aggregate, have a FD Material Adverse Effect. A true, correct and complete list of all of the FD Permits is set forth in Schedule 2.10 hereto. To the knowledge of FD, FD has conducted its business in compliance with all material terms and conditions of the FD Permits, except for any noncompliance that would not reasonably be expected to have a FD Material Adverse Effect.

2.11         Affiliate Transactions. Except as set forth in Schedule 2.11 hereto, and other than pursuant to this Agreement, no officer, director or employee of FD, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest in FD (collectively, the “FD Insiders”), has any agreement with FD (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of FD (other than ownership of capital stock of FD). Except as set forth on Schedule 2.11, FD is not indebted to any FD Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no FD Insider is indebted to FD (except for cash advances for ordinary business expenses). None of the FD Insiders has any direct or indirect interest in any competitor, supplier or customer of FD or in any Person from whom or to whom FD leases any property, or in any other Person with whom FD transacts business of any nature. For purposes of this Section 2.11, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

2.12         Books and Records. The books of account, minute books, stock record books, and other similar records of FD, complete copies of which have been made available to the Parent, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a FD Material Adverse Effect.

2.13         Insurance. The insurance policies obtained and maintained by FD that are material to FD are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that FD is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and FD has received no written notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.  A list of all insurance policies is contained on Schedule 2.13.

2.14         No Undisclosed Liabilities. Except as reflected in the FD Balance Sheet or the related notes thereto, FD has no liabilities of the type required to be disclosed in accordance with GAAP (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen since the date of the FD Balance Sheet in the ordinary course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

2.15         Absence of Certain Developments. Except as disclosed in the FD Financial Statements, Schedule 2.15 or as otherwise contemplated by this Agreement, since the date of the FD Financial Statements, FD has conducted its business in all material respects in the ordinary course consistent with past practice and there has not occurred (i) any event that would have a FD Material Adverse Effect, (ii) any event that would reasonably be expected to prevent or materially delay the performance of FD’s obligations pursuant to this Agreement, (iii) any material change by FD in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of FD or any redemption, purchase or other acquisition of any of FD’s securities, (v) any material increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of FD, or any other material increase in the compensation payable or to become payable to any employees, officers, consultants or directors of FD, (vi) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by FD, (vii) any amendment to the FD Charter Documents, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by FD, (x) purchase, sale, assignment or transfer of any material assets by FD, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, of FD, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a FD Material Adverse Effect, or (z) cancellation, compromise, release or waiver by FD of any rights of material value or any material debts or claims, (ix) any incurrence by FD of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice which do not exceed in the aggregate $25,000, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of FD, (xi) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which FD is a party or by which it is bound, (xiii) entry by FD into a loan with any Person or a loan or other transaction with any officers, directors or employees of FD, (xiv) any charitable or other capital contribution by FD or pledge therefore, (xv) entry by FD into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by FD to do any of the things described in the preceding clauses (i) through (xv).

2.16         Employee Benefit Plans.

(a)           Schedule 2.16(a) lists all material (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), of FD, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee or consultant (or any beneficiary thereof) of FD, in the case of a plan described in (i) or (ii) above, that is currently maintained by FD or with respect to which FD has an obligation to contribute or any other ongoing duty or obligation, and in the case of an agreement described in (iii) above, that is currently in effect (the “FD Plans”). FD has heretofore made available to the Parent true and complete copies of the FD Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(b)           No FD Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) subject to Title IV of ERISA or Section 412 of the Code.

(c)           There is no proceeding pending or, to FD’s knowledge, threatened against the assets of any FD Plan or, with respect to any FD Plan, against FD other than proceedings that would not reasonably be expected to have a FD Material Adverse Effect, and to FD’s knowledge, there is no proceeding pending or threatened in writing against any fiduciary of any FD Plan other than proceedings that would not reasonably be expected to have a FD Material Adverse Effect.

(d)           Each of the FD Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e)   Each of the FD Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(f)    Except as set forth in Schedule 2.16(f), no director, officer, or employee of FD will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any FD Plan solely as a result of consummation of the transactions contemplated by this Agreement.

2.17         Employees.

(a)           Schedule 2.17 lists the following information for each employee and each director of FD as of the date of this Agreement, including each employee on leave of absence or layoff status: (1) name; (2) job title; (3) current annual base salary or annualized wages; (4) bonus compensation earned during FD’s last fiscal year; (5) vacation accrued and unused; (6) service credited for purposes of vesting and eligibility to participate under FD Plans; (7) entitlements to any bonus, wage increase, severance or overtime pay; (8) term of current employment agreement or designation as an employee at will; and (9) the number of shares of FD Common Stock beneficially owned by each such employee. Schedule 2.17 also lists the following information for each consultant, independent contractor or other advisor of FD, as of the date of this Agreement: (x) name; (y) services performed during FD’s last fiscal year; and (z) compensation received from FD with respect to services performed during FD’s last fiscal year.

(b)           Except as otherwise set forth in Schedule 2.17, or as contemplated by this Agreement, to the knowledge of FD, (i) neither any executive employee of FD nor any other of FD’s employees has any plan to terminate his, her or its employment; (ii) FD has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against FD nor is FD aware of any facts that would give rise to such a claim; (iv) no employee of FD is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of FD; and (v) no employee or former employee of FD has any claim with respect to any intellectual property rights of FD set forth in Schedule 2.19(b) hereto.

2.18         Proprietary Information and Inventions. Each current FD employee, consultant, and other advisor is a party to either a non-disclosure agreement or an employment agreement with FD containing comparable non-disclosure provisions. To FD’s knowledge, no current or former FD employee, consultant or advisory board member who is a party to a non-disclosure agreement has breached such non-disclosure agreement. To FD’s knowledge, no current or former FD employee, consultant or advisory board member who is a party to an employment agreement with FD has breached the non-disclosure provisions of such agreement.

2.19         Intellectual Property.

(a)           Except as set forth in Schedule 2.19(a), to its knowledge, FD owns, or has valid and enforceable licenses to use, all of the following used in or necessary to conduct its business as currently conducted (collectively, the “FD Intellectual Property”):

(1) patents (including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing) (collectively, the “Patents”);

(2) registered and unregistered copyrights and copyright applications (collectively, the “Copyrights”);

(3) registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of like nature, together with all registrations and applications therefor (collectively, the “Trademarks”);

(4) trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable) (collectively, the “Know-How”); and

(5) software, other than “off-the-shelf’ software (the “Software,” and together with the Patents, Copyrights, Trademarks, and Know-How, the “Intellectual Property”).

(b)           Set forth on Schedule 2.19(b) is a complete and accurate list of all material Patents, Trademarks, registered or material Copyrights and software owned or licensed by FD along with the jurisdictions in which they are registered. Schedule 2.19(b) sets forth a complete and accurate list of all Persons from whom or to whom FD licenses any material Intellectual Property, along with the amount of annual license fees.

(c)           FD is the sole and exclusive owner of the FD Intellectual Property it purports to own, free and clear of all liens and encumbrances, except for such liens and encumbrances which, individually or in the aggregate, would not have a FD Material Adverse Effect, and free of all licenses except those set forth in Schedule 2.19(c) and licenses relating to off-the-shelf software having a per-application acquisition price of less than $5,000. To FD’s knowledge, no Copyright registration, Trademark registration, or Patent set forth in Schedule 2.19(b) has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to FD’s knowledge, threatened opposition or cancellation proceeding in any country.

(d)           Except as would not, individually or in the aggregate, reasonably be expected to have a FD Material Adverse Effect, to FD’s knowledge, (1) neither the conduct of FD’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the FD Intellectual Property by any Person. Except as set forth in Schedule 2.19(a) and Schedule 2.19(c) and except as would not, individually or in the aggregate, reasonably be expected to have a FD Material Adverse Effect, there are no claims pending or, to FD’s knowledge, threatened (1) alleging that FD’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, (2) alleging that the FD Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the FD Intellectual Property.

(e)           FD has not entered into any material consent agreement, indemnification agreement, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the FD Intellectual Property other than as part of the license agreements listed in Schedule 2.19(b) or set forth in Schedule 2.19(c).

(f)            Except as set forth in Schedule 2.19(f), FD is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the FD Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a FD Material Adverse Effect.

(g)           FD has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.

2.20         Tax-Free Reorganization. Neither FD nor, to FD’s knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

2.21         Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of FD Common Stock is the only vote of the holders of any class or series of FD capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

2.22         Bank Accounts.  Schedule 2.22 contains a complete and correct list of all deposit accounts and safe deposit boxes of FD, all powers of attorney in connection with such accounts, and the names of all Persons authorized to draw thereon or to have access thereto.

2.23         Environmental Matters.  FD has not received any notice of any violation (or claimed violation) of any environmental laws from any Government Entity.  FD’s operations are in compliance with all applicable environmental laws, including laws relating to the release, discharge, emission, storage, treatment, handling or disposal of any hazardous, toxic, radioactive, infectious or harmful substances or materials, including asbestos and petroleum, including crude oil or any of its fractions or any material prohibited or regulated by any environmental law (collectively, “Hazardous Materials”).  There has been no spill, leak, discharge, escape, leaching, dumping or release of Hazardous Materials at any property while FD has held leasehold title to such property, and FD has no knowledge of any such events occurring at such property prior to their leasing same.  FD has or currently uses, stores, treats, disposes or otherwise handles Hazardous Materials in compliance with all applicable environmental laws.  To FD’s knowledge, no underground storage tanks are located at its premises.

2.24         Accounts Receivable and Inventory.  Except as set forth on Schedule 2.24, the accounts receivable of FD reflected on the FD Financial Statements (net of reserves reflected in the FD Financial Statements) are valid and genuine and arose from bona fide transactions in the ordinary course of business.  Except as set forth on Schedule 2.24, all inventories of consumable items reflected in the FD Financial Statements do not include any items in any material amount that are obsolete or of a quantity or quality not usable in the ordinary course of business.

2.25         Extent of Assets.  The FD Financial Statements include, without limitation, all of the material real (immovable) and personal (movable) property, intangible (incorporeal) property, rights and other assets of every kind and nature whatsoever owned, leased, licensed or used by FD for the conduct of its business as currently conducted and as conducted during the past twelve (12) months (other than inventory sold in the ordinary course of business and the disposal of obsolete equipment in the ordinary course of business) (the “Assets”).  The Assets constitute all the assets, properties and rights necessary to design, produce, manufacture, market, sell and/or distribute FD’s products as currently conducted in its business.  Immediately after the Effective Time, FD will own all right, title and interest in or to, or have or control, any asset, property or other right used in connection with, related to or necessary to the conduct of, FD’s business.  Except as set forth on Schedule 2.25, FD is the legal and beneficial owner or lessee, as the case may be, of the Assets free and clear of all Encumbrances.

2.26         Customers and Suppliers.

(a)   Schedule 2.26(a) sets forth a list of each customer of FD that accounted for more than five percent (5%) of the net sales of FD (calculated in accordance with GAAP in a manner consistent with the FD Financial Statements) in any of the calendar years 2012, 2013 or 2014 (through June 30, 2014).  FD has not received written or oral notice that any of the customers listed on Schedule 2.26(a) intends to cease purchasing or dealing with FD, nor does FD have any knowledge that leads it to believe that any such customer intends to alter in any material respect the amount of purchases or the extent of dealings with FD or would alter in any material respect its purchases or dealings in the event of the consummation of the transactions contemplated hereby.

(b)           Schedule 2.26(b) indicates the value of goods and services (based on invoice price and calculated in accordance with GAAP in a manner consistent with the FD Financial Statements) supplied to FD by the top ten (10) suppliers and vendors of goods and services to FD during the period from January 1, 2012 to June 30, 2014.  FD has not received written or oral notice that any of the suppliers and vendors listed on Schedule 2.26(b) intends to cease selling or rendering services to, or dealing with, FD, nor does FD have any knowledge that leads it to believe that any such supplier or vendor intends to alter in any material respect the amount of sales or service or the extent of dealings with FD or would alter in any material respect its sales or service or dealings in the event of the consummation of the transactions contemplated hereby.

2.27         Full Disclosure. The representations and warranties of FD contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact of which FD has knowledge that has not been disclosed to the Parent pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a FD Material Adverse Effect or materially adversely affect the ability of FD to consummate in a timely manner the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the letter of exceptions delivered to FD by Parent on or prior to entering into this Agreement and incorporated herein by this reference as Exhibit C (the “Parent Schedule”), each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to FD that:

3.1           Organization of Parent and Subsidiaries.  Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of Florida and are duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect.  As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and Merger Sub as a whole or on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement; it being understood, however, that Parent’s continuing incurrence of losses, as long as such losses are in the ordinary course of business shall not, alone, be deemed to be a Parent Material Adverse Effect.  Except as listed on Parent SEC Reports (as defined below), Parent does not have any subsidiaries.  Parent has delivered or made available to FD a true and correct copy of the articles or certificate of incorporation (the “Parent Charter”) and bylaws of each of Parent and Merger Sub, each as amended to date (the “Parent Charter Documents” and the “Merger Sub Charter Documents”, respectively), and each such instrument is in full force and effect.  Neither Parent nor Merger Sub is in violation of any of the provisions of their respective Charter Documents.

3.2           Parent Capital Structure.

(a)           The authorized, issued and outstanding shares of capital stock of the Parent (the “Parent Capital Stock”) as of the date hereof are set forth on the Parent SEC Reports. Except as disclosed on the Parent SEC Reports, all issued and outstanding shares of capital stock of the Parent Common have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights, and are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Other than as described on the Parent SEC Reports, Parent has no other equity securities or securities containing any equity features that are authorized, issued or outstanding. Except as set forth in the Parent SEC Reports hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Parent and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Parent any shares of capital stock or other securities of the Parent of any kind. Except as set forth on the Parent SEC Reports, there are no agreements or other obligations (contingent or otherwise) which may require the Parent to repurchase or otherwise acquire any shares of its capital stock.  Except as set forth on the Parent SEC Reports, to the Parent’s knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of the Parent.

(b)           The authorized capital of the Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are issued and outstanding and held of record by the Parent as of the date hereof. The issued and outstanding shares of capital stock of the Merger Sub are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Merger Sub to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock.

3.3           Authority.

(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub.  No “control share acquisition,” state takeover statute or similar statute or regulation applies or purports to apply to Parent or Merger Sub with respect to this Agreement, the Merger or the transactions contemplated hereby or thereby.

(b)           This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by FD, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity.  The execution and delivery of this Agreement by each of Parent and Merger Sub, does not, and the performance of this Agreement by each of Parent and Merger Sub, will not (i) conflict with or violate the Parent Charter Documents or the Merger Sub Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.3(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub, respectively, or by which its or any of their respective properties is bound or affected or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of, Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or to Parent’s knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub, respectively, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of Parent or Merger Sub is a party or by which Parent or Merger Sub, or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or delay consummation of the Merger in any material respect or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement in any material respect.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to either Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of Florida, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

3.4           SEC Reports.  Parent is a public reporting company subject to the periodic filing requirements of the Securities Exchange Act of 1934, as amended, and Parent has made all of its required filings pursuant thereto and is current in its filings thereunder (the “Parent SEC Reports”).  The Parent SEC Reports do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

3.5           Absence of Certain Changes or Events.  Since the date of the most recent Parent SEC Report, Parent has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage or loss with respect to any material asset or property used by Parent or Merger Sub; (iii) any declaration, setting aside or payment of any dividend or other distribution to stockholders of Parent or Merger Sub; (iv) any change by Parent in accounting principles, practices or methods; or (v) any increase in the compensation payable or that could become payable by Parent or Merger Sub to officers or key employees.

3.6           Brokers’ and Finders’ Fees.  Neither Parent nor Merger Sub has incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than finders’ fees, the payment for which will be the sole responsibility of Parent.

3.7           Valid Issuances.  The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free of all Encumbrances and not subject to preemptive rights, and will be exempt from the registration requirements of the Securities Act and applicable blue sky laws.

3.8           Books and Records. The books of account, minute books, stock record books, and other similar records of the Parent, complete copies of which have been made available to the Parent, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.9           Insurance. The insurance policies obtained and maintained by the Parent that are material to the Parent are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that the Parent is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and the Parent has received no written notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.10         No Undisclosed Liabilities. Except as reflected in the Parent SEC Reports, the Parent has no liabilities of the type that would be required to be disclosed in accordance with GAAP (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen since the date of the most recent financial statements contained in the Parent SEC Reports in the ordinary course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

3.11         Absence of Certain Developments. Except as disclosed in the Parent SEC Reports or as otherwise contemplated by this Agreement, since the date of the most recent financial statements contained in the Parent SEC Reports, the Parent has conducted its business in all material respects in the ordinary course consistent with past practice and there has not occurred (i) any event that would have a Parent Material Adverse Effect, (ii) any event that would reasonably be expected to prevent or materially delay the performance of the Parent’s obligations pursuant to this Agreement, (iii) any material change by the Parent in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of the Parent or any redemption, purchase or other acquisition of any of the Parent’s securities, (v) any material increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of the Parent, or any other material increase in the compensation payable or to become payable to any employees, officers, consultants or directors of the Parent, (vi) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by the Parent, (vii) any amendment to the Parent Charter Documents, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by the Parent, (x) purchase, sale, assignment or transfer of any material assets by the Parent, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, of the Parent, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Parent Material Adverse Effect, or (z) cancellation, compromise, release or waiver by the Parent of any rights of material value or any material debts or claims, (ix) any incurrence by the Parent of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Parent, (xi) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which the Parent is a party or by which it is bound, (xiii) entry by the Parent into any loan or other transaction with any officers, directors or employees of the Parent, (xiv) any charitable or other capital contribution by the Parent or pledge therefore, (xv) entry by the Parent into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by the Parent to do any of the things described in the preceding clauses (i) through (xv).

3.12         Tax-Free Reorganization. Neither the Parent nor, to the Parent’s knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.13         Full Disclosure. The representations and warranties of the Parent and the Merger Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact of which the Parent has knowledge that has not been disclosed to FD pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a Parent Material Adverse Effect or materially adversely affect the ability of the Parent to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1           Notification. Each party shall give prompt notice to the other upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

4.2           Third Party Consents.  On or before the Closing Date, Parent and FD will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.  If such consents, etc. are not required to be obtained prior to Closing, the party required to obtain such consent, etc. shall do so as promptly as possible after Closing.

4.3           FD Stockholders’ Meeting; Materials to Stockholders.  FD shall obtain, in lieu of holding a special meeting of the FD Stockholders to approve the Merger and this Agreement, the written consent, in full compliance with the FD Charter Documents, and the FBCA, of the number of FD Stockholders necessary under the FD Charter Documents and the FBCA to approve this Agreement and the Merger. For purposes hereof, “FD Stockholders” means all Persons holding outstanding shares of FD Capital Stock immediately prior to the Effective Time.

4.4           Employment Agreements.  The Parent shall initially continue the employment arrangements between FD and Transferred Employees (as defined below), but provides no guarantee of permanent or long-term employment to any Transferred Employee. For purposes hereof, “Transferred Employees” means all employees or consultants of FD as of immediately prior to the Effective Time, all of whom are listed on Schedule 4.4.  Following the Closing, the Parent intends to enter into employment agreements with the Surviving Corporation’s key employees.

4.5           Lock up Agreements, Debt Extension, Proxy and Listing of Shares.

(i) FD Management shall enter into lockup agreements providing for the lockup of their shares for 18 months in the form attached as Schedule 4.5 hereto.   The FD Stockholders who are not members of FD Management shall be subject to the lockup of their shares for 12 months.  Such lockup agreements may contain volume limitations consistent with those provided in Schedule 4.5.

(ii) The due date of all debt of FD owed to FD Stockholders shall be extended to 3 years from date of the Effective Time.

(iii) IVFH agrees to use best commercial efforts to obtain listing of Parent Common Stock issued in the Merger on the NASDAQ Capital Market exchange within 120 days of the Effective Time.

(iv) FD Management shall execute proxies covering all of their shares of FD Common Stock, whenever obtained, in favor of the decisions of management of Parent (the “Proxy”) to be voted in the sole discretion of Parent’s CEO on all matters on which Parent Common Stock can vote.  The Proxy shall be deemed coupled with an interest and be irrevocable as long as Parent’s Chief Executive Officer at the Effective Time retains such position.

 4.6          Survival.  The representations and warranties of FD, Parent and Merger Sub contained in or made pursuant to this Agreement shall expire eighteen (18) months after the Effective Time.

 4.7          Preparation for Closing. From the date hereof until the Closing Date, the parties hereto shall use reasonable commercial efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper, or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated hereby, including, without limitation, the satisfaction of the conditions set forth in Article 6.

ARTICLE VI
CONDITIONS TO THE MERGER

5.1           Conditions to Obligations of FD.  The obligations of FD to effect the Merger is subject to the satisfaction (or, to the extent permitted under applicable law, waiver by FD) on or prior to the Closing Date of the following conditions:

(a)           Each of the representations and warranties of the Parent and the Merger Sub contained in this Agreement shall be true and correct as of the Closing, except (i) with respect to representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date and (ii) to the extent that all of the breaches of such representations and warranties collectively (without giving effect to materiality, Parent Material Adverse Effect or any similar qualification) have not had a Parent Material Adverse Effect.

(b)           The Parent and the Merger Sub shall have performed in all material respects all agreements, obligations and covenants required to be performed by them under this Agreement at or prior to Closing.

(c)           The approval of the Merger, in compliance with the FD Charter Documents, and the FBCA, by FD’s board of directors and holders of a majority of the FD Common Stock (the “FD Merger Approval”) shall have been obtained at or prior to Closing.

5.2           Conditions to the Obligations of Parent and Merger Sub.  The obligations of the Parent and the Merger Sub to effect the Merger is subject to the satisfaction (or, to the extent permitted under applicable law, waiver by the Parent and the Merger Sub) on or prior to the Closing Date of the following conditions:

(a)           Each of the representations and warranties of FD contained in this Agreement shall be true and correct as of the Closing, except (i) with respect to representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date and (ii) to the extent that all of the breaches of such representations and warranties collectively (without giving effect to materiality, FD Material Adverse Effect or any similar qualification) have not had a FD Material Adverse Effect.

(b)           FD shall have performed in all material respects all agreements, obligations and covenants required to be performed by FD under this Agreement at or prior to Closing.

(c)           The FD Merger Approval shall have been obtained at or prior to Closing.

(d)           The resignations, effective at the Closing, of all directors of FD immediately prior to the Closing.

(e)           A certificate of good standing of FD from its jurisdiction of incorporation, dated a date reasonably proximate to the Closing Date.

(f)           Parent shall have received such other certificates, instruments and documents as may reasonably be requested by Parent.

(g)           FD shall not have filed for protection under any applicable bankruptcy laws nor has any 3rd party commenced such an action against FD.

ARTICLE VI
GENERAL PROVISIONS

6.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)           if to Parent or Merger Sub:

Innovative Food Holdings, Inc.
28411 Race Track Road
Bonita Springs, FL 34135
Attn:  Sam Klepfish
Email: (sklepfish@innovativefoodholdings.com)

With a copy to (which shall not constitute notice):

Feder Kaszovitz LLP
845 Third Avenue, 11th Floor
New York, NY 10022
Attn: Howard I. Rhine, Esq. and Irving Rothstein, Esq.
Email: hrhine@fedkas.com and irothstein@fedkas.com

(b)           if to FD, to:

The Fresh Diet, Inc..
1545 NE 123rd Street
North Miami, Florida 33161
Attn:  Raj Rawal
Email: raj@thefreshdiet.com

With a copy to (which shall not constitute notice):
The Fresh Diet, Inc.
1545 NE 123rd Street
North Miami, Florida 33161
Attn:  Roy T. Heggland
Email:  roy@thefreshdiet.com

6.2           Interpretation; Construction.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.  For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.  Unless the context requires otherwise, all words use in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.3           Entire Agreement; Third Party Beneficiaries; Severability.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and the FD Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.  No third parties shall have any rights under or rights to enforce this Agreement, and no third parties are intended to be third party beneficiaries of any provision hereof.    This Agreement may not be amended, and any provision hereof may not be waived, by the parties hereto except by execution of an instrument in writing signed on behalf of each Party hereto.

6.4           Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

6.5           Assignment; Counterparts.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

6.6           Governing Law; Jurisdiction; Venue. This Agreement and all matters arising herefrom or with respect hereto, including, without limitation, tort claims (the “Covered Matters”) shall be governed by, and construed in accordance with, the internal laws of the State of Florida, without reference to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the co-exclusive jurisdiction of the federal and state courts located in the State of Florida for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action, or proceeding brought in such courts and irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.  Prior to initiating any litigation, other than litigation for a preliminary injunctive or judicial relief from a court of competent jurisdiction in the good faith judgment of a party necessary to avoid irreparable injury, each party shall attempt in good faith to negotiate a settlement. If such negotiations do not result in a settlement within thirty (30) days from the commencement of such negotiations, the parties may initiate litigation or any other proceeding permitted by applicable law upon seven (7) days’ written notice to the other party.  All deadlines specified in this Section 6.6 may be extended by mutual agreement in writing.

6.7           Expenses.  FD on the one hand and Parent and Merger Sub on the other hand, will each pay the fees and expenses of their respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement, the schedules and exhibits hereto and any related documents.

6.8           Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments, powers of attorney, and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

[Remainder of page is blank; signatures follow]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

INNOVATIVE FOOD HOLDINGS, INC.

By:
Name: ______________________________
Title: _______________________________

THE FRESH DIET, INC.

By:
Name: ______________________________
Title: _______________________________

FD ACQUISITION CORP.

By:
Name: ______________________________
Title: _______________________________

EACH OF THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO THE TERMS OF THIS AGREEMENT AND PLAN OF MERGER IN THEIR CAPACITIES AS A SHAREHOLDER OF THE FRESH DIET, INC. AND IF AN OFFICER AND/OR DIRECTOR OF SUCH ENTITY, IN SUCH CAPACITY(IES) AS WELL. HOWEVER, EXCEPT WITH RESPECT TO SECTION 1.3(h), WHICH IS BELIEVED TO BE TRUE AND CORRECT AS OF THE DATE HEREOF BY FD MANAGEMENT, A SIGNATURE BELOW DOES NOT MEAN THE UNDERSIGNED HAS ANY PERSONAL LIABILTY FOR ANY OF THE OTHER REPS AND WARRANTIES CONTAINED HEREIN:

____________________________________
Raj Rawal

____________________________________
Vojkan Dimitrijevic

____________________________________
Asif Syed

____________________________________
Zalmi Duchman

____________________________________
Roy Heggland